Exhibit 10.1

CONSULTING AND SEPARATION AGREEMENT

AND RELEASE OF ALL CLAIMS

1.	PARTIES

The parties (hereinafter “Parties”) to this Separation and Consulting Agreement and Release of all claims (hereinafter “Agreement”) are Kim W. Ledbetter (“Ledbetter”) and StanCorp Financial Group, an Oregon corporation, as hereinafter defined.

2.	SCOPE OF AGREEMENT

For purposes of this Agreement the “Company” or “Employer” means StanCorp Financial Group, Inc., an Oregon corporation. The provisions of this Agreement shall be deemed to inure to the benefit of StanCorp Financial Group, Inc., Standard Insurance Company, their predecessors, successors, parents, subsidiaries, affiliates, and all officers, directors, employees, insurers, owners, agents, assigns and attorneys of each of those entities in their individual and representative capacities, all of whom shall be deemed “Releasees”.

3.	BACKGROUND & PURPOSE

A.    Ledbetter and Company have mutually agreed that his employment with the Company will terminate effective January 2, 2009 upon his retirement.

B.    Ledbetter will, and hereby does resign effective January 2, 2009, all positions held by Ledbetter within the Company, including but not limited to any positions as an Officer of the Company.

C.    The purpose of this Agreement is to provide for a separation from employment, for consulting services as described herein, and to release any and all claims and rights that Ledbetter has or may claim to have against Releasees arising from or relating to Ledbetter’s employment with Company or the Company’s stock or benefit plans, and to release any and all claims that the Company has or may claim to have against Ledbetter.

4.	CONSIDERATION

The Parties acknowledge that this Agreement is supported by Consideration, and that the Company’s entry into this Agreement is conditioned upon Ledbetter’s agreements herein. Ledbetter acknowledges this Agreement provides for compensation, benefits and a release of Company’s rights to which he is not otherwise entitled.

5.	CONSULTING SERVICES

A.    SERVICES. Ledbetter shall perform consulting services during the Consulting Term as reasonably requested from time to time on matters with which Ledbetter was familiar and/or about which Ledbetter acquired knowledge, expertise and/or experience during the time that Ledbetter was employed by the Company. Such consulting services shall include assisting with planning and administration of the Asset Management Group and providing such other advice to and consultation with the Company as the Company may reasonably request.

B.    TIME COMMITMENT. Ledbetter agrees to devote sufficient time to the business of the Company and its affiliates to accomplish the projects assigned by the Company, but not more than the maximum number of hours per month that is presumed to result in his retirement being treated as a “separation from service” as defined in regulations under Section 409A of the Internal Revenue Code.

C.    CONSULTING TERM. The term of this shall be January 3, 2009 through December 31, 2009.

D.    TRAVEL EXPENSES. The Company shall reimburse Ledbetter for reasonable expenses related to travel made pursuant to his provision of the Consulting Services.

6.	COMPENSATION AS CONSULTANT

As consideration for this Agreement and Ledbetter’s providing consulting services, the Company shall pay Ledbetter two hundred and fifty thousand dollars ($250,000) (the “CONSULTING FEE”) during the Consulting Term, such amount to be paid in substantially equal installments over the course of the Consulting Term, in accordance with the Company’s standard payroll schedule. The parties expressly agree that Ledbetter shall not be entitled to any other compensation or benefits for his services hereunder.

7.	RELATIONSHIP

Ledbetter shall operate at all times as an independent contractor of the Company. This Agreement does not authorize Ledbetter to act as an agent of the Company or any of its affiliates or to make commitments on behalf of the Company or any of its affiliates. Ledbetter and the Company intend that an independent contractor relationship be created by this Agreement, and nothing herein shall be construed as creating an employer/employee relationship, partnership, joint venture, or other business group or concerted action.

8.	RIGHT TO CONTROL

Ledbetter shall have the right to control and determine the method, means, time and location of performing the above services.

9.	TAXES

Ledbetter and the Company agree that Ledbetter is not an employee for state or federal tax purposes. Ledbetter shall be solely responsible for any taxes due as a result of the payment of the Consulting Fee, and Ledbetter will defend and indemnify the Company and each of its affiliates from and against any tax liability that any of them may have with respect to any such payment and against any and all losses or liabilities, including penalties, interest and defense costs, arising out of Ledbetter’s failure to pay any taxes due with respect to any such payment, except that Ledbetter shall not indemnify Company for its portion of taxes or penalties assessed to the Company as a result of its payment of Consulting Fee.

10.	RELEASE

A.    To the fullest extent allowed by law, Ledbetter waives, acquits and forever discharges and releases Releasees as defined in this Agreement from any and all claims, demands, actions, or causes of action, whether known or unknown, arising from or related in any way to any employment or termination of employment or officer or manager positions, or past or future failure or refusal to employ Ledbetter, or any other past or future claim (except as reserved by this Agreement or where expressly prohibited by law). This release includes claims arising from or related to in any way to Ledbetter’s employment, compensation, benefits, stock or stock option grants, incentive compensation, bonuses, reemployment, or application for employment, with the exception of any claim Ledbetter may have against Releasees for enforcement of this Agreement. This release is intended as a general release and includes any and all claims, direct or indirect, which might otherwise be made under any applicable local, state or federal law, including but not limited to, any claim arising under the Oregon or Federal statutes, contracts or common law, including wages, hours or discrimination, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, Executive Order 11246, the Rehabilitation Act of 1973, the Vietnam Era Veterans Readjustment Assistance Act, the Fair Labor Standards Act, ORS Ch. 659 and 659A, all as amended, and any regulations under such authorities. The Parties acknowledge that this Agreement does not prohibit the filing of administrative charges with the Equal Employment Opportunity Commission (“EEOC”) now or in the future, but if any charges are filed, Ledbetter agrees and acknowledges that he has released any claim for damages or other relief to the date this Agreement is signed. Ledbetter waives any right to reinstatement or reemployment and acknowledges that his employment relationship with the Company is fully and finally severed. Nothing herein, however, shall be construed to impair Ledbetter’s vested interest, if any, in any pension, profit sharing, 401(k) or other similar retirement plan.

B.    To the fullest extent allowed by law, Company waives, acquits and forever discharges and releases Ledbetter as defined in this Agreement from any and all claims, demands, actions, or causes of action, whether known or unknown, or any other past or future claim (except as reserved by this Agreement or where expressly prohibited by law).

C.    Ledbetter and Company acknowledge that it is their intention to fully, finally, absolutely and forever settle any and all claims, disputes and differences that now exist, may exist or have existed between the parties to this agreement. This Release shall operate as a full and complete release notwithstanding the discovery of any different or additional facts.

D.    This Agreement and release of claims is subject to the provisions of the Older Worker Benefit Protection Act and is intended to include a full release of all claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) Ledbetter acknowledges that:

(1)	This Release is written in language Ledbetter understands;

(2)	Ledbetter is advised to consult with an attorney before signing the Release;

(3)	This Release specifically releases claims under the ADEA;

(4)	This Release does not release claims under the ADEA which arise after the date of this Release;

(5)	The consideration given by Releasees in exchange for the release of ADEA claims is in addition to that to which Ledbetter already is entitled;

(6)	Ledbetter has been given a period of at least 21 days within which to consider the agreement; and,

(7)	Ledbetter has a period of 7 days following the execution of this Release to revoke this Release; this Release is not effective or enforceable until 8 days following the execution of this Release.

E.    If otherwise eligible, Ledbetter may elect to continue group health coverage in accordance with the Consolidated Omnibus Reconciliation Act (“COBRA”) and not otherwise. The Company’s payments to Ledbetter, with which Ledbetter may elect to pay COBRA premiums, will in no way extend any continuation period Ledbetter is otherwise entitled to under COBRA.

11.	PROPRIETARY INFORMATION, TRADE SECRETS AND CONFIDENTIAL INFORMATION

Ledbetter acknowledges the continuing duty under Company policies, statutes and common law relating to confidential information, trade secrets and all confidentiality provisions governing employees and agrees not to use confidential, proprietary or trade secret information of Releasees, and covenants not to breach that duty. Should Ledbetter be requested in any judicial, administrative, or other proceeding to disclose such confidential, proprietary or trade secret information, Ledbetter shall promptly notify the Company of such request by the most expeditious means in order to enable the Company to take any reasonable and appropriate action to limit such disclosure.

12.	ADVICE OF COUNSEL

Ledbetter acknowledges that he has been advised by Company to seek advice of counsel with respect to this Agreement.

13.	ENTIRE AGREEMENT

This Agreement and documents and policies referenced herein contains the entire agreement and understanding between the parties, and it supersedes and replaces all other prior negotiations and proposed agreements, written or oral relating to the subject matter hereof. Ledbetter and Releasees acknowledge that no other party, nor agent nor attorney of any other party, has made any promise, representation, or warranty, express or implied, not contained in this Agreement concerning the subject matter of this Agreement to induce this Agreement, and Ledbetter and Releasees acknowledge that they have not executed this Agreement in reliance upon any such promise, representation, or warranty not contained in this Agreement.

14.	SEVERABILITY

Every provision of this Agreement is intended to be severable. In the event any term or provision of this Agreement is declared to be illegal or invalid for any reason whatsoever by a court of competent jurisdiction or by final and unappealed order of an administrative agency of competent jurisdiction, such illegality or invalidity should not affect the balance of the terms and provisions of this Agreement, excepting consideration if the Release is invalidated, which terms and provisions shall remain binding and enforceable.

15.	BREACH

Ledbetter acknowledges, that in the event that Releasees establish by clear and convincing evidence that Ledbetter has breached any material term of this Agreement, including, but not limited to, the obligations regarding confidentiality, either during or after receiving the Consulting Fees or other benefits under this Agreement, Ledbetter will immediately forfeit all remaining Consulting Fees or benefits and will be obligated to repay the full value of any benefits or pay already received pursuant to this Agreement.

16.	PARTIES MAY ENFORCE AGREEMENT

Nothing in this Agreement shall operate to release or discharge any parties to this Agreement or their successors, assigns, legatees, heirs, or personal representatives from any rights, claims, or causes of action arising out of, relating to, or connected with a breach of any obligation of any party contained in this Agreement.

17.	APPLICABLE LAW

This Agreement shall be construed in accordance with and governed by the laws of the State of Oregon. Any litigation arising in connection with the execution and/or operation of this Agreement shall be brought in Multnomah County, Oregon.

18.	COSTS AND ATTORNEY FEES

The parties each agree to bear their own costs and attorneys’ fees which have been or may be incurred in connection with any matters released herein or in connection with the negotiation and consummation of this Agreement.

19.	ARBITRATION

Ledbetter and the Company agree that should any dispute arise out of this Agreement, the issue shall be submitted to arbitration before one arbitrator pursuant to the then current rules of the Arbitration Service of Portland. Nevertheless, in the event either party wishes to obtain equitable relief, it may bring a claim for such relief in arbitration or in an action in an applicable court in Oregon. In any event, each party shall pay its own costs and attorneys’ fees.

DATED	September 10, 2008	/s/ KIM W. LEDBETTER

		Print Name	Kim W. Ledbetter

DATED	September 10, 2008	StanCorp Financial Group, Inc.

/s/ MICHAEL T. WINSLOW

		Print Name	Michael T. Winslow

		Print Title	Senior Vice President and General Counsel